Exhibit 99.1

Tennessee Commerce Bancorp, Inc. Announces Closing of Over-Allotment Option

          FRANKLIN, Tenn., July 31 /PRNewswire-FirstCall/ -- In connection with its previously announced public offering of 1,000,000 shares of common stock through a firm commitment underwritten offering, Tennessee Commerce Bancorp, Inc. (Nasdaq: TNCC) announced the closing of the underwriters’ over-allotment option to purchase up to 150,000 shares of its common stock at an offering price of $18.00 per share.

          The sale of the 150,000 shares occurred July 28 and resulted in net proceeds to Tennessee Commerce of approximately $2.5 million.  FTN Midwest Securities Corp. acted as the lead underwriter and book-running manager for the offering. Sterne, Agee & Leach, Inc. acted as co-manager for the offering. A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission.  This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of such jurisdiction.

          Copies of the prospectus relating to this offering may be obtained from FTN Midwest Securities Corp., 845 Crossover Lane, Suite 150, Memphis, TN 38117, Attention: Investment Banking Department.

          About Tennessee Commerce Bancorp, Inc.

          Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee and it has a loan production office in Birmingham, Alabama. Tennessee Commerce Bancorp’s stock is traded on the NASDAQ Global Market under the symbol TNCC.

SOURCE  Tennessee Commerce Bancorp, Inc.
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          /CONTACT: George Fort, Chief Financial Officer of Tennessee Commerce Bancorp, Inc., +1-615-599-2274/